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                                                                      EXHIBIT 11

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)


                                                            SIX MONTHS ENDED                      THREE MONTHS ENDED
                                                               JUNE 30,                                JUNE 30,
                                                      1997                 1996                1997                1996
                                                   ------------        ------------        ------------        ------------
                                                  (As Restated)                           (As Restated)

Net Loss                                           $ (2,995,290)       $ (2,176,626)       $ (1,604,218)       $ (1,242,073)

Deduct:
        Accretion, dividends and
        discount on preferred stock                     318,904             137,107             194,559              65,813
                                                   ------------        ------------        ------------        ------------


Net loss for common stockholders                   $ (3,314,194)       $ (2,313,733)       $ (1,798,777)       $ (1,307,886)
                                                   ============        ============        ============        ============

Weighted average number
        of common shares outstanding                 15,821,506          14,255,656          16,070,145          14,255,656
                                                   ============        ============        ============        ============

Primary Loss Per Share                             $      (0.21)       $      (0.16)       $      (0.11)       $      (0.09)
                                                   ============        ============        ============        ============



Net Loss for fully diluted loss
        per share computation                      $ (2,995,290)       $ (2,176,626)       $ (1,604,218)       $ (1,242,073)
                                                   ============        ============        ============        ============


Weighted average number
        of common shares outstanding                 15,821,506          14,255,656          16,070,145          14,255,656

Common share equivalent applicable to:
        Series A convertible preferred stock          3,233,111           3,614,444           3,172,889           3,468,889
        Series B convertible preferred stock            531,915                                 531,915
        Series C convertible preferred stock             24,074                                  48,148
        Series A warrants                               232,864             254,310             227,198             250,754
        Other warrants                                  182,831             842,332             210,662             155,000
        Stock options                                 3,228,667           2,295,167           3,176,833           2,453,833


Weighted average number of common shares
and common share equivalents used to compute       ------------        ------------        ------------        ------------
fully diluted loss per share                         23,254,968          21,261,909          23,437,790          20,584,132
                                                   ============        ============        ============        ============

Fully diluted loss per share                       $      (0.13)       $      (0.10)       $      (0.07)       $      (0.06)
                                                   ============        ============        ============        ============
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